SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities and Exchange Act of 1934

Date of Report:
October 30, 2003

BAR HARBOR BANKSHARES

MAINE	841105-D	01-0293663
(State)	(Commission File Number)	(IRS Employer ID)

Address of Principal Executive Offices:
PO Box 400, 82 Main Street
Bar Harbor, ME 04609-0400
Registrant’s Telephone Number: (207) 288-3314

ITEM 7 – FINANCIAL STATEMENTS AND EXHIBITS

  Financial statements: Not applicable
  Pro forma financial information: Not applicable
  Exhibits: The following exhibit is included with this Report:

                    Exhibit No.            Description

                        99.1                     Press Release dated October 30, 2003

 ITEM 12 – RESULTS OF OPERATIONS AND FINANCIAL CONDITION

  On October 30, 2003, Bar Harbor Bankshares issued a press release announcing its results of operations for the quarter ended September 30, 2003. A copy of the press release is included as Exhibit 99.1 and is incorporated herein by reference.
  Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 30, 2003

BAR HARBOR BANKSHARES

/s/Gerald Shencavitz
   Chief Financial Officer

For more information contact:
Gerald Shencavitz
Chief Financial Officer
(207) 288-3314

FOR IMMEDIATE RELEASE

BAR HARBOR BANKSHARES REPORTS A 22% INCREASE IN EARNINGS

Bar Harbor, Maine (October 30, 2003) – Bar Harbor Bankshares (AMEX:BHB) President and Chief Executive Officer, Joseph M. Murphy, today announced net income of $1.23 million for the quarter ended September 30, 2003, compared with $1.15 million for the same quarter last year, representing an increase of 7%. For the nine months ended September 30, 2003, total earnings amounted to $3.94 million, representing an increase of $708 thousand or 22%, and an increase of 24 cents per diluted share or 24%, compared with the same period last year.

In making the announcement, Mr. Murphy said, "We are pleased with the continued improvement in the Company’s performance as we approach the close of 2003. The third quarter was particularly challenging, given the continued downward pressure on our net interest margin. With the rise in longer-term interest rates during the quarter, the prepayment speeds on our interest earning assets have recently slowed and our margin has begun to stabilize. We continue to maintain an asset sensitive balance sheet, positioning us well for rising rates and an improving economy."

Led by strong growth in both the consumer and commercial loan portfolios, total assets ended the quarter at $579 million, representing an all time high. Total loans stood at $379 million, representing increases of $27 million or 8% compared with year-end, and $40 million, or 12%, compared with the same date last year. For the nine months ended September 30, 2003, residential real estate loan originations stood at $94 million, continuing the record pace which led to $117 million during all of 2002.

"We are especially pleased with the continued strengthening of the credit quality in our loan portfolio," said Mr. Murphy. "Our ability to reduce the loan loss provision from prior year levels has reflected favorably on our 2003 performance," he added. At September 30, 2003 total non-performing loans amounted to $1.6 million, or 0.41% of total loans, and the reserve for loan losses expressed as a percent of non-performing loans stood at 339%. For the nine months ended September 30, 2003 net charge offs amounted to $130 thousand, or 0.04% of average loans outstanding, compared with $221 thousand or 0.07% during the same period in 2002. At quarter end, the allowance for loan losses amounted to 1.39% of total loans, compared with 1.42% at December 31, 2002.

For the nine months ended September 30, 2003, total average deposits amounted to $317 million, representing an increase of $21 million or 7%, compared with the same period last year. At quarters-end, total deposits stood at $335 million, representing an increase of $13 million or 4% compared with December 31, 2002. A portion of the Company’s deposit base is historically seasonal in nature, with balances typically declining during Winter and early Spring while peaking in the Fall. Seasonal deposits have typically been utilized to pay down short-term borrowings. "The rate of seasonal deposit inflows, particularly non-personal transaction account balances, has been somewhat lagging prior year trends," said Mr. Murphy.

Throughout 2003, the yield on the Company’s interest earning assets has declined at a faster pace than its cost of funds, reflecting a period of historically low interest rates and accelerated prepayment speeds on loans and investment securities. Despite a 29 basis point decline in the net interest margin, for the nine months ended September 30, 2003 net interest income increased $226 thousand or 2%, compared with the same period in 2002. The increase in net interest income was principally attributed to the growth in average earning assets.

The Company’s non-interest income amounted to $5.5 million for the nine months ended September 30, 2003, representing an increase of $390 thousand or 8%, compared with the same period in 2002. The increase in non-interest income was principally attributed to gains from the sale of investment securities.

Through the first nine months of 2003, total non-interest expense amounted to $14.3 million, representing an increase of $475 thousand or 3% compared with the same period last year. The increase was principally attributed to a $368 thousand or 5% increase in salaries and employee benefit expenses, reflecting strategic additions to the Company’s workforce, employee compensation increases, and increases in subsidized employee health insurance and retirement benefits. Credit card and merchant processing expenses declined $102 thousand reflecting lower transaction volumes than experienced in the prior year. Non-interest expenses at BTI Financial Group declined $330 thousand or 12% between periods, reflecting measures taken to improve operating efficiency.

The Company continues to exceed regulatory requirements for well capitalized institutions, ending the quarter with a capital-to-assets ratio of 9.2%.

Bar Harbor Bankshares is the parent company of the wholly owned subsidiaries, Bar Harbor Banking and Trust Company and BTI Financial Group. Bar Harbor Banking and Trust Company, founded in 1887, provides full service banking with ten locations throughout Down East Maine. BTI Financial Group subsidiaries include Bar Harbor Trust Services, a Maine chartered trust company; Block Capital Management, an SEC registered investment advisor; and Dirigo Investments, Inc., a NASD registered broker dealer. BTI Financial Group offers a comprehensive array of private banking, financial planning, brokerage, investment management and trust services to individuals, businesses, non-profit organizations and municipalities, while providing the highest level of customized personal service.

This earnings release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of the Company for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words like "strategy," "expects," "plans," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. These risks and uncertainties include, but are not limited, to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. A further description of the general risks and uncertainties and other factors applicable to the Company can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, in the section captioned "Management’s Discussion and Analysis of Financial Condition and Results of Operations." The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

# # #

Bar Harbor Bankshares
Selected Financial Information
(dollars in thousands except per share data)

	Period End		3rd Quarter Average
Balance Sheet Data	9/30/2003	9/30/2002	2003	2002

Total Assets	$ 578,944	$ 548,403	$ 568,086	$ 532,087
Total Loans	378,738	338,537	375,792	331,480
Reserve for possible loan losses	5,265	4,823	5,301	4,747
Total Deposits	335,006	330,903	327,611	314,048
Borrowings	183,183	156,219	178,805	155,900
Shareholders' Equity	53,397	53,522	53,059	53,350

	Three Months Ended		Nine Months Ended
Results Of Operations	9/30/2003	9/30/2002	9/30/2003	9/30/2002

Interest and dividend income	$ 7,513	$ 8,149	$ 22,968	$ 23,959
Interest expense	2,728	3,267	8,406	9,623
Net interest income	4,785	4,882	14,562	14,336
Provision for possible loan losses	120	275	420	875
Net interest income after
provision for loan losses	4,665	4,607	14,142	13,461

Noninterest income	1,953	2,174	5,533	5,143
Noninterest expense	4,978	5,120	14,272	13,797

Pre-Tax Income	1,640	1,661	5,403	4,807
Income Tax	411	514	1,458	1,323

Net income before accounting change	1,229	1,147	3,945	3,484
Less: Accounting change net of tax	--	--	--	(247)
Net income	$ 1,229	$ 1,147	$ 3,945	$ 3,237

Earnings per share:
Basic before accounting change	$ 0.39	$ 0.35	$ 1.25	$ 1.07
Accounting change	--	--	--	(0.07)
Basic after accounting change	$ 0.39	$ 0.35	$ 1.25	$ 1.00

Diluted before accounting change	$ 0.37	$ 0.35	$ 1.23	$ 1.06
Accounting change	$ --	$ --	$ --	$ (0.07)
Diluted after accounting change	$ 0.37	$ 0.35	$ 1.23	$ 0.99

Dividends per share	$ 0.19	$ 0.19	$ 0.57	$ 0.57
Return on Average Equity	9.29%	8.62%	14.85%	12.37%
Return on Average Assets	0.87%	0.86%	1.43%	1.28%
Capital to Assets, period end	9.22%	9.76%
Book Value per share, period end	$ 17.07	$ 16.74
Shares outstanding, period end	3,128,830	3,197,562